Exhibit 10.2

NEITHER THIS CONVERTIBLE PROMISSORY NOTE, NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER THE ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

THIS PROMISSORY NOTE IS SUBORDINATED TO ANY PRESENT OR FUTURE INDEBTEDNESS OWING FROM THE MAKER TO JGB CAPITAL, LP, JGB PARTNERS, LP AND JGB (Cayman) Glenegedale Ltd. AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS PURSUANT TO THE TERMS SET FORTH IN SECTION 9 HEREIN.

JUNIOR SECURED CONVERTIBLE PROMISSORY NOTE

$[__]	March 6, 2023

For value received, PARTS iD, Inc., a Delaware corporation (“Company”), hereby promises to pay to the order of [__] (“Purchaser”), the principal sum of [__] Dollars ($[__]) with interest accruing on the outstanding principal amount of this junior secured convertible promissory note (this “Note”) at the rate of seven and three-fourths percent (7.75%) per annum, compounded semi-annually, computed on the actual number of days elapsed based on a 365-day year. Interest shall commence with the date hereof and shall continue accruing on the outstanding principal until paid in full or otherwise converted or redeemed pursuant to the terms herein.

1. Payment; Maturity.

1.1 This Note is one in a series of similar junior secured convertible promissory notes (collectively, the “Notes”) issued pursuant to the terms of that certain Note Purchase Agreement, dated as of March 6, 2023, by and among the Company and the persons and entities listed on the Schedule of Purchasers attached thereto as Exhibit A, as the same may be amended from time to time (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement or other Loan Documents (as defined in the Purchase Agreement).

1.2 At the Company’s election (in its sole discretion), interest accrued on this Note shall be payable by the Company in accordance with the terms described herein either by (i) adding such accrued interest to the outstanding principal balance under this Note (a “PIK Interest Payment”) or (ii) paying such accrued interest in cash. The Company shall make a record on its books of the increase in the outstanding principal balance of this Note, if any, as a result of any PIK Interest Payment and no separate Note will be issued with respect to such increase.

1.3 All payments of interest and principal in cash shall be in lawful money of the United States of America. All payments shall be applied first to unpaid accrued interest, and thereafter to principal of this Note. If any payments on this Note become due on a Saturday, Sunday or a public holiday under the laws of the State of Delaware, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. Upon an Event of Default, all amounts of outstanding principal and accrued but unpaid interest of this Note shall be payable in accordance with Section 10 below. If not otherwise converted or redeemed earlier in accordance with the terms of Section 2 or 3 below or repaid in full, the outstanding principal and the accrued but unpaid interest of this Note (the “Note Amount”) shall become fully due and payable upon March 6, 2025 (such date, the “Maturity Date”).

2. Conversion Prior to Maturity.

2.1 Automatic Conversion Upon Qualified Equity Financing. If, within 180 days of the date of this Note, the Company consummates a Qualified Equity Financing (as defined below), then the Note Amount, shall convert into New Securities (as defined below) sold at the first closing of such Qualified Equity Financing at a conversion price equal to the Note Amount divided by the offering price paid per security by the investors purchasing such New Securities for cash at such first closing of the Qualified Equity Financing, and otherwise on the same terms and conditions as given to the investors in the Qualified Equity Financing. For purposes of this Note, a “Qualified Equity Financing” shall mean the issuance and sale of equity securities or equity-linked securities (including, for the avoidance of doubt, any shares of the Company’s common stock, preferred stock or any securities convertible into common stock or preferred stock, in a registered underwritten offering or private placement) (the “New Securities”) to investors (whether in one transaction or series of related transactions) after the date hereof resulting in aggregate gross proceeds to the Company of at least Three Million Dollars ($3,000,000), paid in cash and excluding conversion of (A) the Notes, including accrued but unpaid interest thereon, and (B) any other indebtedness of the Company, convertible promissory notes or similar instruments.

3. Redemption/Prepayment Prior to Maturity.

3.1 Repayment Upon Change of Control. In the event the Company enters into a transaction that is not a Qualified Equity Financing and results in a Change of Control (as defined below) of the Company (a “Company Sale”), prior to the repayment or conversion of this Note, then, notwithstanding any provision in this Note to the contrary, in lieu of the then outstanding principal and interest that would otherwise be payable at such time pursuant to Section 1, the Company shall, prior to or otherwise in connection with the closing of such Company Sale, pay to the Purchaser an amount, payable in cash, equal to the Note Amount (including interest which would have accrued through the Maturity Date) at the closing of the Company Sale. “Change of Control” as used above, means (i) a transaction or series of related transactions in which any person or group becomes the beneficial owner of more than fifty percent (50%) of the outstanding voting securities entitled to elect the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, in which the outstanding voting security holders of the Company fail to retain at least a majority of such voting securities following such transaction or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

3.2 Redemption at the Company’s Election. If, within 180 days of the date of this Note, this Note has not been converted in accordance with the terms of Sections 2.1 or 3.1 above, then the Company may elect, at its option and its sole discretion, to redeem this Note, in full or in part, and pay to the Purchaser the applicable Note Amount upon such redemption date.

4. Fraction Shares. No fractional shares of Company’s capital stock will be issued upon conversion or redemption of this Note. In lieu of any fractional share to which Purchaser would otherwise be entitled, Company will pay to Purchaser in cash the amount of the unconverted or unredeemed principal and interest balance of this Note that would otherwise be converted into such fractional share.

5. Effect of Conversion/Redemption. Upon conversion or redemption of this Note pursuant to Section 2 or 3 above, Purchaser shall surrender this Note, duly endorsed, at the principal offices of Company. Upon conversion of this Note pursuant to Section 2, this Note will be deemed converted on the first closing of the Qualified Equity Financing (if converted pursuant to Section 2.1), the first closing of the Non-Qualified Equity Financing (if converted pursuant to Section 2.2, or the date that is immediately prior to the close of business on the date of the surrender of this Note (if redeemed pursuant to Section 3.2). Before this Note shall be entitled to be converted pursuant to Sections 2, or 3 above, Purchaser shall execute and deliver to the Company a purchase agreement reasonably acceptable to the Company containing customary representations and warranties and transfer restrictions reasonably acceptable to the Company. At its expense, Company will, as soon as practicable thereafter, issue and deliver to Purchaser, at Purchaser’s address set forth in the Purchase Agreement or such other address requested by Purchaser, a certificate or certificates for the number of shares to which Purchaser is entitled upon such conversion (bearing such legends as are required by the Purchase Agreement, any other agreement entered into in connection with the any such conversion or applicable state and federal securities laws), together with a replacement Note (if any principal amount is not converted) and any other securities and property to which Purchaser is entitled upon such conversion under the terms of this Note, including a check payable to Purchaser for any cash amounts payable as a result of any fractional shares as described herein.

6. Compliance with Rules of Trading Market.

6.1 Exchange Cap. Notwithstanding anything herein to the contrary, if the Company has not obtained Shareholder Approval, then the Company may not issue, upon conversion of this Note, the payment of any Interest Shares, or the payment of any redemption in shares of common stock or otherwise, a number of shares of common stock, which, when aggregated with any shares of common stock issued in connection with any other related transactions that may be considered part of the same series of transactions, would exceed the Exchange Cap (as defined in the Purchase Agreement).

6.2 Shareholder Approval. In the event the Company is prohibited from issuing any shares of common stock pursuant to Section 6.1 above (an “Exchange Cap Share Failure” and such number of shares of common stock that is determined to be unavailable for issuance upon the conversion or redemption of this Note, the “Exchange Cap Excess Shares”), then the Company shall, as soon as practicable after the date of occurrence of such Exchange Cap Share Failure, but in no event later than one hundred and twenty (120) days thereafter, hold a meeting of its stockholders to seek the Shareholder Approval. In connection with such meeting and any subsequent stockholder meetings, the Company shall provide each stockholder with a proxy statement in compliance with applicable Securities and Exchange Commission (the “SEC”) rules and regulations and shall use its best efforts to solicit the approval of its stockholders of the Shareholder Approval and to cause its board of directors to recommend to the stockholders that they approve such proposal. If, despite the Company’s best efforts, the Shareholder Approval is not obtained at the first stockholder meeting, the Company shall cause an additional stockholder meeting to be held semi-annually thereafter to seek Shareholder Approval until the earlier of (i) the date such Shareholder Approval is obtained and (ii) the date on which the Note is no longer outstanding. In the event the Company is prohibited from issuing shares of common stock pursuant to the conversion this Note, the payment of any Interest Shares, the payment of any redemption in shares of common stock or otherwise, due to the Exchange Cap, and the Company fails to obtain Shareholder Approval as required by this Section 6.2, then, in exchange for the cancellation of such portion of this Note, interest or other amounts convertible into such Exchange Cap Excess Shares, the Company shall pay cash to the Purchaser at a price equal to the product of (A) such number of Exchange Cap Excess Shares and (B) the closing sale price of the Company’s common stock on such date. For the avoidance of doubt, if the Company is required to and fails to obtain Shareholder Approval, the Exchange Cap shall be applicable for all purposes of this Note.

7. Reservation of Authorized Shares.

7.1 Reservation. So long as this Note remains outstanding, the Company shall at all times reserve a number of shares equal to at least the Exchange Cap (the “Required Reserve Amount”).

7.2 Insufficient Authorized Shares. If, notwithstanding Section 7.1 above, and not in limitation thereof, at any time while this Note remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of common stock to satisfy its obligation to reserve for issuance upon conversion or redemption of this Note at least a number of shares of common stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of common stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one hundred and twenty (120) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. In the event that the Company is prohibited from issuing shares of common stock pursuant to the terms of this Note due to the failure by the Company to have sufficient shares of common stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorized Failure Shares”), in lieu of delivering such Authorized Failure Shares to the Purchaser, the Company shall pay cash in exchange for the redemption of such portion of the Note Amount convertible into such Authorized Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorized Failure Shares and (y) the 10-day trailing VWAP of the closing sale price of the Company’s common stock immediately prior to the date of such issuance and payment under this Section 7; and (ii) to the extent the Purchaser purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by the Purchaser of Authorized Failure Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the Purchaser incurred in connection therewith. Nothing contained in this Section 7 shall limit any obligations of the Company under any provision of the Purchase Agreement.

8. Security Interest.

8.1 Obligations Secured. As security for the payment and performance of the obligations representing the indebtedness evidenced by this Note, the Company hereby grants to Purchaser a continuing security interest in all of the Company’s right, title and interest in and to all of the assets of the Company (the “Collateral”). The security interest granted to Purchaser hereunder (i) shall be junior and subordinate in accordance with the provisions of Section 9 below; and (ii) secures payment and performance of all obligations of the Company to the Purchaser under this Note, including all unpaid principal, all interest accrued thereon, and all other amounts payable by Borrower to Lender under this Note whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including any interest that accrues after the commencement of an Insolvency Proceeding. As used herein, “Insolvency Proceeding” means any proceeding commenced, by the filing of a petition for relief, by or against any person under the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors.

8.2 Authorization to File Financing Statement. The Company shall file, as applicable, a UCC-1 financing statement describing the Collateral with the office of the Secretary of State of the State of Delaware to perfect the Purchaser’s security interest hereunder.

9. Subordination.

9.1 Definitions. For purposes of this Section 9, the following terms shall have the following meanings:

(a) “Obligors” means, collectively, Parts iD, Inc. and Parts iD, LLC, and each of them individually, is sometimes referred to herein as an “Obligor”.

(b) “Senior Debt” means the principal of, premium, if any, interest (including interest, to the extent allowable, accruing subsequent to the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) with respect to or in connection with, and all fees, costs, expenses, reimbursement amounts, indemnities and other amounts accrued or due on or in connection with, the Loan and Security Agreement (the “Senior Loan Agreement”), dated October 21, 2022, as amended on February 22, 2023, by and among (x) Parts iD, Inc. and Parts iD, LLC, as borrowers, (y) JGB Capital, LP, JGB Partners, LP and JGB (Cayman) Glenegedale Ltd., as noteholders (collectively the “Senior Lenders”), and (z) JGB Collateral, LLC, as collateral agent for the Senior Lenders (the “Senior Agent”).

(c) “Senior Liens” means the liens and security interests in the property and assets of the Obligors securing the Senior Debt, including, without limitation, the liens and security interests of the Senior Agent in the assets of the Obligors pursuant to the Senior Loan Agreement.

(d) “Subordinated Debt” means all obligations of the Company now or hereafter existing under or in connection with this Note, whether for principal, interest (including, without limitation, interest, to the extent allowable, accruing subsequent to the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), fees, costs, expenses, indemnities or otherwise.

9.2 Subordination to Senior Loan Agreement.

(a) The Obligors agree, and Purchaser also agrees, that the Subordinated Debt is and shall be subordinate to the prior payment in full in cash of the Senior Debt, and that such subordination is for the benefit of and enforceable by the Senior Lenders and the Senior Agent. Purchaser will not demand or receive from any Obligor (and no Obligor will pay to Purchaser) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, whether in cash or in kind, nor will Purchaser exercise any remedy with respect to the Subordinated Debt, nor will Purchaser commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against any Obligor, for so long as any portion of the Senior Debt remains outstanding.

(b) Purchaser subordinates to Senior Agent any security interest or lien that Purchaser may have in any property of any Obligor (it being agreed that Purchaser does not have, and Purchaser shall not seek or obtain, any security interest or lien in any property of any Obligor). Purchaser hereby (a) acknowledges and consents to the Senior Liens, (b) acknowledges and agrees that Senior Debt and the Senior Liens shall be permitted under the provisions of this Note, (c) acknowledges, agrees and covenants that it shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of the Senior Debt or any Senior Liens, and (d) acknowledges and agrees that the provisions of this Note will apply fully and unconditionally even in the event that the Senior Liens shall be unperfected. In the event that Purchaser obtains any lien or security interest in respect of any assets or property of the Company or any other such lien or security interest shall be subordinated to the Senior Liens.

(c) The Senior Lenders and the Senior Agent shall first be entitled to receive payment in full of all amounts due on or in respect of the Senior Debt (including interest after commencement of any bankruptcy proceeding at the rate specified in the Senior Loan Agreement) or provision shall be made for such amount in cash, or other payments satisfactory to the holders of Senior Debt, before Purchaser shall be entitled to receive any payment with respect to the Subordinated Debt, in the event of any distribution to creditors of any Obligor in (a) any liquidation or dissolution of any Obligor; (b) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to an Obligor or its property; (c) any assignment by an Obligor for the benefit of its creditors; or (d) any marshalling of an Obligor’s assets and liabilities.

(d) Without limiting the generality of the foregoing, no Obligor shall make any payment in respect of the Subordinated Debt if an event of default on the Senior Debt occurs and is continuing (whether or not the maturity of the Senior Debt of the Company has been accelerated due to the occurrence of such of default) (a “Senior Default”).

(e) The provisions of this Section 9 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by Senior Lender upon the insolvency, bankruptcy or reorganization of an Obligor or otherwise, all as though such payment had not be made.

(f) No failure or delay by Senior Lender or Senior Agent to exercise any of its rights and remedies under this Section shall constitute a waiver thereof; nor shall any partial exercise of any right or remedy preclude any further exercise of such right or of any other right. The remedies herein are cumulative and not exclusive of any remedies provided by law.

(g) Purchaser understands and agrees that at any time and from time to time, without notice to Purchaser, the Senior Lenders may take such actions with respect to the Senior Debt as the Senior Lenders in their sole discretion, may deem appropriate, including, without limitation, increasing the principal amount of the Senior Debt, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and the Senior Liens, and enforcing or failing to enforce any rights against any Obligor or any other person. No such action or inaction shall impair or otherwise affect the obligations of Purchaser, or the rights and remedies of Senior Lenders and Senior Agent, hereunder.

(h) The Purchaser and the Obligors agree that the Senior Lenders and the Senior Agent are express third party beneficiaries of this Section 9 and the Senior Lenders and the Senior Agent shall have the right to enforce the provisions of this Section 9 against the Purchaser and the Obligors. Notwithstanding anything contained herein to the contrary, no amendment, modification or waiver of the provisions of this Section 9 shall be effective unless set forth in a written instrument executed by the Senior Agent and the Senior Lenders.

9.3 Subordination to Litigation Funding Sources. Notwithstanding Section 9.2 above, the Subordinated Debt is hereby expressly subordinated in right of payment to the prior payment in full of all of the Permitted Litigation Indebtedness (as defined in the Senior Loan Agreement), if and when outstanding, but shall rank senior to all other unsecured indebtedness obligations of the Company existing on the date hereof that is not Senior Debt, excluding accounts payable incurred in the ordinary course of business.

10. Incorporation of Terms. The representations and warranties and rights and obligations of transfer and assignment of Purchaser that are set forth in Section 4 of the Purchase Agreement are hereby made a part of this Note and incorporated herein by this reference.

11. Default; Remedies. The occurrence of any Event of Default described in Section 5 of the Purchase Agreement shall be an Event of Default hereunder and the remedies described in Section 5 of the Purchase Agreement shall be the remedies available hereunder.

12. No Impairment. Subject to the terms and conditions hereof, the obligation of the Company to pay to the Purchaser the principal hereof and interest hereon as and when the same become due and payable shall remain unimpaired, and, subject to the terms and conditions hereof, nothing shall prevent the holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

13. Waiver; Payment of Fees and Expenses. Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by Purchaser shall constitute a waiver, election or acquiescence by it.

14. Cumulative Remedies. Purchaser’s rights and remedies under this Note and the other Loan Documents shall be cumulative. Purchaser shall have all other rights and remedies not inconsistent herewith as provided under the Uniform Commercial Code, by law or in equity. No exercise by Purchaser of one right or remedy shall be deemed an election, and no waiver by Purchaser of any Event of Default shall be deemed a continuing waiver of such Event of Default or the waiver of any other Event of Default.

15. Miscellaneous

15.1 Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of Delaware, as applied to contracts entered into by Delaware residents within the State of Delaware, and to be performed entirely within the State of Delaware.

15.2 Successors and Assigns; Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Company may not assign this Note or delegate any of its obligations hereunder without the written consent of the Requisite Purchasers. Purchaser may not assign this Note and its rights hereunder without the prior written consent of Company.

15.3 Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting the Note.

15.4 Notices. All notices required or permitted hereunder shall be in writing and shall be given in the manner and to the addresses set forth in the Purchase Agreement.

15.5 Amendment; Modification; Waiver. No term of this Note may be amended, modified or waived without the written consent of the Company and Requisite Purchasers; provided, however, that no such amendment, waiver or consent shall: (i) reduce the principal amount of this Note without Purchaser’s written consent, or (ii) reduce the rate of interest of this Note without Purchaser’s written consent. Any amendment or waiver effected in accordance with this Section 15.5 shall be binding upon the Company, all holders of the Notes, and each transferee of the Notes. By acceptance hereof, Purchaser acknowledges that in the event the required consent is obtained, any term of this Note may be amended or waived with or without the consent of Purchaser.

15.6 Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

15.7 Counterparts; Electronic Signature. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Note may be executed and delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any signature page so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15.8 Lost Documents. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note or any note exchanged for it, and an indemnity agreement reasonably satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such note (in the case of mutilation), the Company, at its own expense, will make and deliver in lieu of such note a new note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of the note in lieu of which such new note is made and delivered.

15.9 Invalidity. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. In such an event, the parties will in good faith attempt to effect the business agreement represented by such invalidated term to the fullest extent permitted by law.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Junior Secured Convertible Promissory Note as of the day and year first written above.

PARTS ID, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED:

[NAME OF ENTITY PURCHASER]

By:
Name:
Title:

[NAME OF INDIVIDUAL PURCHASER]

Parts iD, Inc.

Junior Secured Convertible Promissory Note

- Signature Page -